Exhibit (d)(24)

TRANSAMERICA FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of September 30, 2010 to the Investment Advisory Agreement dated as of December 28, 2006, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc. In consideration of the mutual covenants contained herein, the parties agree as follows:

          Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUND	INVESTMENT ADVISER COMPENSATION

Transamerica Loomis Sayles Bond	0.675% of the first $200 million 0.625% over $200 million up to $750 million 0.60% in excess of $750 million

Transamerica BNY Mellon Market Neutral Strategy	1.40%

Transamerica Goldman Sachs Commodity Strategy	0.61% of the first $200 million 0.59% over $200 million up to $1 billion 0.56% in excess of $1 billion

Transamerica First Quadrant Global Macro	1.40% of the first $150 million 1.30% over $150 million up to $300 million 1.20% in excess of $300 million

In all other respects, the Investment Advisory Agreement dated as of December 28, 2006, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of September 30, 2010.

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples

Name	Christopher A. Staples
Title:	Vice President

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher

Name:	Dennis P. Gallagher
Title:	Senior Vice President, General Counsel and Secretary